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EXHIBIT 23(a)





                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Unity Bancorp, Inc.:


We consent to incorporation by reference in post-effective amendment No. 1 to the registration statement on Form S-4 (No. 333-61498), pertaining to the exchange offer of Series A Preferred Stock, of Unity Bancorp, Inc. of our report dated February 28, 2001, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/  KPMG LLP
                                          ----------------------------
                                                  KPMG LLP

Short Hills, New Jersey
December 14, 2001